EX-99.e.1.iii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

November 27, 2013

Delaware Group Government Fund
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of Delaware Core Plus Bond Fund and Delaware Inflation Protected Bond Fund (each a “Fund”), series of Delaware Group Government Fund, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees applicable to the specified Fund class, so that the Fund’s Rule 12b-1 (distribution) fees with respect to such class will not exceed the percentages set forth below for the period November 27, 2013 through November 28, 2014.

Fund	Class	12b-1 Cap
Delaware Core Plus Bond	Class B	0.25%
Delaware Inflation Protected Bond	Class B	0.25%

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/ J. Scott Coleman
	Name:	J. Scott Coleman
	Title:	President

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Government Fund

By	/s/ Patrick P. Coyne
	Name:	Patrick P. Coyne
	Title:	President
	Date:	November 27, 2013